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                                                                    Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT

         As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-8 of our report dated January 18, 2002, except with respect to the recently instituted free floating exchange note system in Venezuela, as to which the date is February 20, 2002, covering C.A. La Electricidad de Caracas and Corporation EDC, C.A. and their subsidiaries for the year ended December 31, 2001, included in the annual report filed on Form 10-K of the AES Corporation for the year ended December 31, 2001.

PORTA, CACHAFEIRO, LARIA Y ASOCIADOS
A Member Firm of Andersen

/s/ Hector L. Gutierrez D.
Public Accountant CPC No. 24,321

Caracas, Venezuela
July 31, 2002